Belden & Blake Corporation News Release		Exhibit 99.1

5200 Stoneham Road, North Canton, Ohio 44720

Phone: 330-499-1660 Fax: 330-497-5463

Contact:	Bob Peshek Senior Vice President and Chief Financial Officer	FOR IMMEDIATE RELEASE August 15, 2005 E-mail: bpeshek@beldenblake.com

Belden & Blake Terminates Expired Tender Offer
For Its 8.75% Senior Secured Notes due 2012

North Canton, Ohio – August 15, 2005 – Belden & Blake Corporation (the “Company”) announced today that it has terminated its previously announced tender and consent solicitation to purchase for cash any and all of its outstanding $192,500,000 aggregate principal amount of 8.75% Senior Secured Notes due 2012 (CUSIP Number 077447AE0). The tender offer period expired this morning without a sufficient amount of notes having been tendered to meet the consent condition. Accordingly, the Company will purchase no notes pursuant to the tender offer. All tendered notes will be released to tendering holders.

The termination of the tender offer should not affect the expected acquisition of the parent company of Belden & Blake by certain institutional funds managed by EnerVest Management Partners, Ltd., a Houston-based privately held oil and gas operator and institutional funds manager. The acquisition is expected to close tomorrow, August, 16, 2005.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P.

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